Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results of operations and financial condition could differ materially from those expected or implied in these forward-looking statements as a result of certain factors, including those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed by Sky Harbour Group Corporation. The following discussion and analysis should be read in conjunction with Sky Harbour LLC’s consolidated historical financial statements and related notes thereto as of and for the years ended December 31, 2021 and 2020. Unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” “we,” “us” and “our” refer to Sky Harbour, LLC.

Overview and Background

We are an aviation infrastructure company building the first nationwide network of Home-Basing Solutions, which we refer to as “HBS,” for business aircraft. We develop, lease, and operate business aviation hangars across the United States, targeting airfields in the largest markets with significant hangar supply and demand imbalances. Our HBS hangar campuses feature exclusive private hangars and a full suite of dedicated services specially designed for home-based aircraft.

As the fleet of private jets in the United States continues to grow, with recent new aircraft deliveries exceeding retirements, demand for hangar space is at a premium in part because the new jets require larger square footage of hangar space, and the pace of new hangar construction has lagged behind the demand. The larger footprint aircraft impose stacking challenges and constraints in the traditional shared or community hangars operated by fixed-base operators (“FBO”). The addition of winglets (the vertical extensions on aircraft wingtips) on most modern business jets effectively eliminates wing-over-wing storage. Aircraft hangars are in high demand and short supply, with some airports compiling waiting lists that can exceed several years.

Our scalable business strategy addresses the increased imbalance between the supply and demand of private jet storage, including the lack of hangar facilities able to accommodate larger aircraft, by growing our portfolio of HBS campuses at key airports across the United States. We target airports with excess demand for private hangar space, typically near metropolitan areas, which include both established and growing markets. We intend to capitalize on the existing hangar supply constraints, particularly for high-end tenants, where the current FBO hangar space may become obsolete and generally above capacity at major United States airports.

The table below presents certain information with respect to our portfolio as of December 31, 2021.

●	Sugar Land Regional Airport (“SGR”), Sugar Land, TX (Houston area);
●	Miami-Opa Locka Executive Airport (“OPF”), Opa-Locka, FL (Miami area);
●	Nashville International Airport ("BNA"), Nashville, TN;
●	Centennial Airport (“APA”), Englewood, CO (Denver area); and
●	Phoenix Deer Valley Airport (“DVT”), Phoenix, AZ.

Facility	Status	Scheduled Construction Start	Scheduled Completion Date	Estimated Total Construction Cost[1] ($mm)	Hangars	Square Footage
SGR Phase I	Complete	Complete	Complete	$15.1	7	66,080
SGR Phase II	Predevelopment	April 2023	July 2024	8.7	6	56,580
OPF Phase I	In Construction	August 2021	November 2022	33.2	12	160,488
OPF Phase II	Predevelopment	August 2022	November 2023	20.9	7	99,400
BNA Phase II	In Construction	July 2021	October 2022	26.8	10	149,602
DVT Phase I	In Design	April 2022	October 2023	20.8	8	113,600
DVT Phase II	Predevelopment	May 2023	August 2024	19.3	10	105,000
APA Phase I	In Bidding	May 2022	August 2023	26.4	9	131,000
APA Phase II	Predevelopment	August 2023	November 2024	21.2	9	102,210
Total				$192.4	78	983,960

Note 1: The Estimated Total Construction Cost includes estimated direct construction expenditures associated with each facility. For completed facilities, this amount includes direct construction expenditures and other amounts (e.g., capitalized labor and interest) that are included in the capitalized cost under accounting principles generally accepted in the United States of America (“GAAP”).

Segment Reporting

We currently have only one operating segment: development and rental of aircraft hangars.

Factors That May Influence Future Results of Operations

Revenues

Our revenues are derived from rents we earn pursuant to the lease agreements we enter into with our tenants. Our ability to expand through new ground leases and tenant leases at airports is integral to our long-term business strategy and requires that we identify and consummate suitable new ground leases or investment opportunities in real estate properties for our portfolio that meet our investment criteria and are compatible with our growth strategy. Our ability to enter into new ground leases and tenant leases on favorable terms, or at all, may be adversely affected by a number of factors. We believe that the business environment of the industry segments in which our tenants operate is generally positive for tenants. However, our existing and potential tenants are subject to economic, regulatory and market conditions that may affect their level of operations and demand for hangar space, which could impact our results of operations. Accordingly, we actively monitor certain key factors, including changes in those factors (fuel prices, new aircraft deliveries, hangar rental rates) that we believe may provide early indications of conditions that may affect the level of demand for new leases and our lease portfolio. See “—Risks Related to our Business and Operations” within the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 of Sky Harbour Group Corporation (“SHG”) for more information about the risks related to our tenants and our lease payments.

Ground Lease Expense

One of our largest expenses is the lease payments under our ground leases. For the years ended December 31, 2021 and 2020, our operating lease expense for ground leases was $3,747,427 and $1,781,116, respectively. As we enter into new ground leases at new airport sites, our payments to airport landlords will continue to increase into the future. If airport landlords increase the per acre cost of the ground lease of our target campuses, the operating margins at potential target developments may be impacted negatively.

Interest Expense

We expect that future changes in interest rates will impact our overall operating performance, by, among other things, changing our future borrowing costs. We expect to issue additional private activity bonds (see Private Activity Bonds, below) to finance future site developments and higher interest rates would increase our borrowing costs. In addition, we are subject to credit spreads demanded by fixed income investors. As a non-rated issuer, increases in general of credit spreads in the market, or for us, may result in a higher cost of borrowing in the future. We intend to access the bond market on an opportunistic basis. In addition, we may hedge against rising benchmark interest rates by entering into hedging strategies with high quality counterparties.

General and Administrative Expenses

We do not expect the general and administrative expenses reflected in our historical statement of operations or those reflected in our unaudited pro forma statement of operations to be reflective of our expected professional, legal and consulting fees, payroll costs and other general and administrative expenses. As a public company, we estimate our annual general and administrative expenses will grow to approximately $15 million, which amount includes, among other things, $5 million for legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters. In addition, while we expect that our general and administrative expenses will rise in some measure as our portfolio of campuses grows, we expect that such expenses as a percentage of our portfolio will decrease over time due to efficiencies and economies of scale.

Current Capital Requirements and Future Expenditures for Expansion

We have funded our wholly owned subsidiary Sky Harbour Capital LLC (“SHC”) with over $200 million to fund the two phases at each of our five ground leased airport locations. These construction funds and reserves are held at the bondholder trustee.

We maintain the ability to include up to $50 million in new projects outside the original five locations to be funded with a portion of the existing bond proceeds held by the trustee as long as certain approvals and supplemental consultant reports are provided showing that such new project would result in better coverage of debt service than the status quo.

We consummated a business combination agreement with Yellowstone Acquisition Company (the “Yellowstone Merger”) on January 25, 2022, to raise additional equity capital to, along with potential future bond issuances, fund additional airport campuses and reach up to 20 airport campuses by 2025. On average, each new future campus is composed of an average of 15 hangars and is expected to cost approximately $40 million per campus, with 70% or more to be funded with additional public activity bonds (the “PABs”). All these future hangar campus projects are discretionary and require us to identify the appropriate airports with the target hangar demand economics, secure required ground leases and permits, and complete future construction at such sites. We do not commit to capital projects without having first secured the funds to fund them.

The cumulative 20 airport site business plan is estimated to cost approximately $930 million, with approximately 75% anticipated from long term private activity bonds and the balance with equity or equity linked financing. The equity portion of this business plan has been partially funded upon the closing of the Yellowstone Merger, which included an additional $45 million equity investment from Boston Omaha (the “BOC PIPE”).  Our ability to raise additional equity and/or debt financing will be subject to a number of risks, including our ability to obtain financing upon reasonable terms, if at all, costs of construction, delays in constructing new facilities, operating results, and other risk factors. In the event that we are unable to obtain additional financing, we may be required to raise additional equity capital, creating additional dilution to existing SHG stockholders. There can be no assurance that we would be successful in raising such additional equity capital on favorable terms, if at all.  Even if we can obtain such additional equity financing if needed, there can be no assurance that we would be successful in raising such additional financing on favorable terms, if at all.

Critical Accounting Policies

Cost of Construction

Cost of construction on the consolidated balance sheets is carried at cost. The cost of acquiring an asset includes the costs necessary to bring a capital project to the condition necessary for its intended use. Costs are capitalized once the construction of a specific capital project is probable. Construction labor and other direct costs of construction are capitalized. Professional fees for engineering, procurement, consulting, and other soft costs that are directly identifiable with the project and are considered an incremental direct cost are capitalized. We allocate a portion of our internal salaries to both capitalized cost of construction and to general and administrative expense based on the percentage of time certain employees worked in the related areas. Interest costs on the loans and bonds used to fund the capital projects are also capitalized until the capital project is completed.

Once a capital project is complete, the cost of the capital project is reclassified to Constructed Assets on the accompanying balance sheet and we begin to depreciate the constructed asset on a straight-line basis over the lesser of the life of the asset or the remaining term of the related ground lease, including expected renewal terms.

Leases

We account for leases under Accounting Standards Codification (“ASC”) Topic 842, Leases. We determine whether a contract contains a lease at the inception of the contract. ASC Topic 842 requires lessees to recognize lease liabilities and right-of-use (“ROU”) assets for all leases with terms of more than 12 months on the consolidated balance sheets. We have made an accounting policy election that will keep leases with an initial term of 12 months or less off our consolidated balance sheets and will result in recognizing those lease payments in the consolidated statements of operations on a straight-line basis over the lease term. When management determines that it is reasonably certain that we will exercise our options to renew the leases, the renewal terms are included in the lease term and the resulting ROU asset and lease liability balances.

We also have tenant leases and account for those leases in accordance with the lessor guidance under ASC Topic 842.

We have lease agreements with lease and non-lease components; we have elected the accounting policy to not separate lease and non-lease components for all underlying asset classes.

We have elected to not capitalize any interest cost that is implicit within our operating leases into cost of construction on the consolidated balance sheet, but instead, we expense our ground lease cost in the consolidated statements of operations.

Revenue Recognition

We lease hangar facilities that we construct to third parties. The lease agreements are either on a month-to-month basis or have a defined term and may have options to extend the term. Some of the leases contain options to terminate the lease by either party with given notice. There are no options given to the lessee to purchase the underlying assets. Rental revenue is recognized in accordance with ASC Topic 842, Leases, and includes (i) fixed payments of cash rents, which represents revenue each tenant pays in accordance with the terms of its respective lease and is recognized on a straight-line basis over the term of the lease and (ii) variable payments of tenant reimbursements, which are recoveries of all or a portion of the common area maintenance and operating expenses of the property and are recognized in the same period as the expenses are incurred.

The Company evaluates the collectability of tenant receivables for payments required under the lease agreements. If the Company determines that collectability is not probable, the Company recognizes any difference between revenue amounts recognized to date under ASC 842 and payments that have been collected from the lessee, including security deposit amounts held, as a current period adjustment to rental revenue.

For the year ended December 31, 2021, we derived approximately 89% of our revenue from two tenants, each of which have ongoing leases with us that expire in December 2023 and November 2025, respectively. For the year ended December 31, 2020, we derived 90% of its revenue from two tenants, one of which had a month-to-month arrangement which terminated during 2020 and another tenant which has an ongoing lease which expires in December 2023.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include the estimates of collectability of tenant lease payments, assumptions used within impairment analyses, estimated useful lives of depreciable assets and amortizable costs, estimates of inputs utilized in determining incentive compensation expense and equity instruments such as warrants, estimates and assumptions related to right-of-use assets and operating lease liabilities. Actual results could differ materially from those estimates.

Recent Accounting Pronouncements

See Note 2 — Basis of Presentation and Significant Accounting Policies in the Notes to Consolidated Financial Statements for a full description of recent accounting pronouncements including the expected dates of adoption and effects on results of operations and financial condition.

Results of Operations

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

The following table sets forth a summary of our consolidated results of operations for the year-end periods indicated below and the changes between the periods.

	Year ended December 31, 2021	Year ended December 31, 2020	Change
Revenue:
Rental revenue	$1,577,919	$685,596	$892,323
Total revenue	1,577,919	685,596	892,323

Expenses:
Operating	4,276,856	1,941,282	2,335,574
Depreciation	569,914	47,024	522,890
General and administrative	8,930,319	837,336	8,092,983
Total expenses	13,777,089	2,825,642	10,951,447

Other expenses:
Interest expense, net of capitalized interest	1,160,298	395,698	764,600
Loss on extinguishment of note payable to related party	250,000	-	250,000
Total other expenses	1,410,298	395,698	1,014,600

Net loss	$(13,609,468)	$(2,535,744)	$(11,073,724)

Revenues

Revenues for the years ended December 31, 2021, and 2020 were $1,577,919, compared to $685,596, respectively. The 130% increase primarily resulted from completion of our hangar campus at SGR in December 2020, a new lease with our tenant at BNA, as well as existing monthly rental of open ramp space at OPF.

Operating Expenses

Operating expenses increased 120% from $1,941,282 to $4,276,856 for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase was primarily due to additional operating lease expense, particularly the ground leases at APA and DVT which commenced during 2021, as well as other expenses such as insurance, property tax and utilities.

Depreciation Expense

Depreciation increased from $47,024 to $569,914, for the year ended December 31, 2021 as compared to the year ended December 31, 2020, reflecting the completion and placement in service of the SGR Phase I project in December 2020.

General and Administrative Expenses

For the years ended December 31, 2021 and 2020, general and administrative expenses were $8,930,319, compared to $837,336, respectively. The increase was primarily due to a $4,905,728 increase in salaries, wages, and benefits, driven by an increase in full-time and contracted employees, as well as incentive compensation programs instituted to attract and retain talented human capital. Professional fees increased $2,527,918 due to an increase in legal, accounting, and consulting costs as compared to the prior year. Marketing and other pursuit costs increased $375,201 year-over-year, primarily driven by our growth strategy in securing airport site acquisitions and potential tenants.

Interest and Other Expenses

Interest and other expenses increased from $395,698 to $1,410,298 for the year ended December 31, 2021 as compared to the year ended December 31, 2020, due to an increase in loans payable principal balance prior to repayment in August and September 2021, respectively, and the related constructed asset (SGR Phase I) being completed and placed into service in December 2020.

Liquidity and Capital Resources

Overview

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund the construction of new assets, fund working capital and other general business needs. Our primary source of cash include the issuance of equity and debt securities. Our long-term liquidity requirements include lease payments under our ground leases with airport authorities, repaying principal and interest on outstanding borrowings, funding our operations and paying accrued expenses.

We believe that following the Yellowstone Merger in January 2022, as a publicly traded company, we will have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity securities. However, as a new public company, we cannot assure you that we will have access to these sources of capital or that, even if such sources of capital are available, that these sources of capital will be available on favorable terms. Our ability to incur additional debt will depend on multiple factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that are or may be imposed by future lenders. Our ability to access the equity and debt capital markets will depend on multiple factors as well, including general market conditions for real estate companies, our degree of leverage, the trading price of our common stock and market perceptions about our company.

Equity Financing

On August 1, 2021, we entered into the Yellowstone Merger agreement. In conjunction with the agreement, Boston Omaha (“BOMN”) agreed to invest $55,000,000 of equity in the form of new Series B Preferred Units through its affiliate BOC YAC Funding LLC (“BOC YAC”). On September 14, 2021, the Company issued $166,340,000 face amount of bonds (see Private Activity Bonds, below), and the Company issued Series B Preferred Units to BOC YAC in exchange for the $55,000,000.

On January 25, 2022 (the “Closing Date”) we completed the Yellowstone Merger. On the Closing Date, Yellowstone changed its name to Sky Harbour Group Corporation (“SHG”) and we restructured our capitalization, issuing our common units to SHG. As a result of the Yellowstone Merger, the Common Units we issued to BOC YAC in respect of its Series B preferred units were converted into 5,500,000 shares of SHG Class A Common Stock and holders of our Common Units received one share of SHG Class B common stock for each Common Unit. As consideration for the issuance of our Common Units to SHG, Yellowstone contributed approximately $39 million of net proceeds to us, consisting primarily of the BOC PIPE, and the amount held in the Yellowstone trust account, net of redemptions and transaction costs. In March 2022, we received approximately $7 million in incremental proceeds from the counterparty of a forward purchase transaction we entered into on the Closing Date.

Private Activity Bonds

On September 14, 2021, SHC completed an issuance through the Public Finance Authority (Wisconsin) of $166,340,000 of Senior Special Facility Revenue Bonds (Aviation Facilities Project), Series 2021 (the “PABs”). The PABs are comprised of three maturities: $21,085,000 bearing interest at 4.00%, due July 1, 2036; $30,435,000 bearing interest at 4.00%, due July 1, 2041; and $114,820,000 bearing interest at 4.25%, due July 1, 2054. The Series 2021 Bond that has a maturity date of July 1, 2036 was issued at a premium, and Sky received bond proceeds that were $249,436 above its face value. The net proceeds from the issuance of the PABs proceeds are being used to (a) finance or refinance the construction of various aviation facilities consisting of general aviation aircraft hangars and storage facilities located and to be located on the SGR site, the OPF site, the BNA site, the APA site, and the DVT site; (b) fund debt service and other operating expenses such as ground lease expense during the initial construction period; (c) fund deposits to the Debt Service Reserve Fund; and (d) pay certain costs of issuance related to the PABs.

Debt Covenants

The PABs contain financial and non-financial covenants, including a debt service coverage ratio, a restricted payments test and limitations on the sale, lease, or distribution of assets. To the extent that SHC does not comply with these covenants, an event of default or cross-default may occur under one or more agreements, and we or our subsidiaries may be restricted in our ability to pay dividends, issue new debt or access our leased facilities. The PABs are collateralized on a joint and several basis with the property and revenues of all SHC subsidiaries and their assets financed or to be financed from the proceeds of the PABs.

Covenants in the PABs require SHC to maintain a debt service coverage ratio (as defined in the relevant documents) of at least 1.25 for each applicable test period, commencing with the quarter ending December 31, 2024. The PABs are subject to a Continuing Disclosure Agreement whereby SHC is obligated to provide electronic copies of (i) monthly construction reports, (ii) quarterly reports containing quarterly financial information of SHC and (iii) annual reports containing audited consolidated financial statements of SHC to the Municipal Securities Rulemaking Board.

Lease Commitments

The table below sets forth certain information with respect to our future minimum lease payments required under operating leases as of December 31, 2021:

Amount Due
2022	$2,031,193
2023	2,389,784
2024	2,427,720
2025	2,462,337
2026	2,521,865
Thereafter	216,532,960
Total lease payments	228,365,859
Less imputed interest	(167,076,824)
Total	$61,289,035

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2021 (dollars in thousands):

	Less than 1 Year	More than 1 year and less than 3	More than 3 years and less than 5	More than 5 Years	Total
Principal Payments of Long-Term Indebtedness	$-	$-	$-	$166,340	$166,340
Interest Payments on Long-Term Indebtedness	5,533	13,881	13,881	132,950	166,245
Lease Commitments	2,031	4,818	4,984	216,533	228,366

Total	$7,564	$18,699	$18,865	$515,823	$560,951

Interest payments on the Series 2021 PABs is held in reserve as restricted cash for the first three years.

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet arrangements.

Cash Flows

Historical Cash Flows

The following table summarizes our sources and uses of cash for the years ended December 31, 2021 and 2020:

	Year ended December 31, 2021	Year ended December 31, 2020
Cash and restricted cash at beginning of year	$71,738	$1,018,563
Net cash used in operating activities	(6,614,836)	(1,041,417)
Cash used in investing activities	(15,994,356)	(11,897,056)
Net cash provided by financing activities	226,472,327	11,991,648

Cash and restricted cash at end of year	$203,934,873	$71,738

Operating Activities— Net cash used in operating activities was $6,614,836 for the year ended December 31, 2021, as compared to cash used in operating activities of $1,041,417 for the same period in 2020. The $5,600,419 increase in cash used in operating activities was primarily attributable to the $13,609,468 net loss as a result of general and administrative expenses incurred in the expansion of our business, which represented an $11,073,724 increase in net loss. The net loss was offset by a $5,473,505 decrease driven by a $2,922,381 change in operating assets and liabilities and a $2,577,924 change in adjustments to reconcile net loss to net cash used in operating activities.

Investing Activities— Cash used in investing activities was $15,994,356 for the year ended December 31, 2021, as compared to cash used in investing activities of $11,897,056 for the same period in 2020. The increase of $4,097,300 in cash used in investing activities was driven primarily by a $4,087,507 increase in payments for costs of construction due to the Company’s ongoing construction projects at OPF and BNA.

Financing Activities— Net cash provided by financing activities was $226,472,327 for the year ended December 31, 2021, as compared to net cash provided by financing activities of $11,991,648 for the same period in 2020. The $214,480,679 increase in net cash provided by financing activities was primarily driven by $166,589,436 of proceeds from the issuance of the Series 2021 PABs, $55,000,000 of proceeds from the issuance of Series B Preferred Units, and $30,000,000 of proceeds from the issuance of Series A Preferred Units, offset primarily by the $13,831,529 repayment of loans payable and payments of $6,002,330 of debt issuance costs related to the PABs.

Quantitative and Qualitative Disclosures about Market Risks

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business and investment objectives, we expect that the primary market risk to which we will be exposed is interest rate risk. Following the issuance of the PABs, all of our indebtedness is now fixed rate debt. However, we may enter into variable rate debt agreements in the future, in which case we intend to hedge against rising benchmark interest rates by entering into hedging strategies with high quality counterparties.